Exhibit 4.4
CATALYST HEALTH SOLUTIONS, INC.
2006 STOCK INCENTIVE PLAN,
AS AMENDED AND RESTATED ON APRIL 8, 2010
1.    DEFINITIONS
In addition to other terms defined herein, the following terms shall have the meanings given below:
Administrator means the Board, and, upon its delegation of all or part of its authority to administer the Plan to the Committee, the Committee.
Affiliate means any Parent or Subsidiary of the Corporation, and also includes any other business entity which is controlled by, under common control with or controls the Corporation; provided, however, that the term “Affiliate” shall be construed in a manner in accordance with the registration provisions of applicable federal securities laws and as permitted under Code Section 409A.
Award means, individually or collectively, a grant under the Plan of an Option (including an Incentive Option or Nonqualified Option); a Stock Appreciation Right (including a Related SAR or a Freestanding SAR); a Restricted Award (including a Restricted Stock Award or a Restricted Unit Award); a Performance Award (including a Performance Share Award or a Performance Unit Award); a Phantom Stock Award; a Dividend Equivalent Award; or any other award granted under the Plan.
Award Agreement means an agreement (which may be in written or electronic form, in the Administrator’s discretion, and which includes any amendment or supplement thereto) between the Corporation and a Participant specifying the terms, conditions and restrictions of an Award granted to the Participant. An Agreement may also state such other terms, conditions and restrictions, including but not limited to terms, conditions and restrictions applicable to shares or any other benefit underlying an Award, as may be established by the Administrator.
Board or Board of Directors means the Board of Directors of the Corporation.
Cause shall mean, unless the Administrator determines otherwise, a Participant’s termination of employment or service resulting from the Participant’s (i) termination for “cause” as defined under the Participant’s employment, consulting or other agreement with the Corporation or an Affiliate, if any, or (ii) if the Participant has not entered into any such employment, consulting or other agreement (or if any such agreement does not address the effect of a “cause” termination), then the Participant’s termination shall be for “Cause” if termination results due to the Participant’s (A) dishonesty; (B) refusal to perform his duties for the Corporation; (C) engaging in fraudulent conduct; or (D) engaging in any conduct that could be materially damaging to the Corporation without a reasonable good faith belief that such conduct was in the best interest of the Corporation. The determination of “Cause” shall be made by the Administrator and its determination shall be final and conclusive.

Change in Control:
General. Except as may be otherwise provided in an individual Award Agreement or as may be otherwise required in order to comply with Code Section 409A, a Change in Control shall be deemed to have occurred on the earliest to occur of the following:
(i)    individuals who, on June 7, 2005 constitute the Board (the “Incumbent Directors”) cease for any reason within any twenty-four (24) month period to constitute at least a majority of the Board (or the board of directors of any successor to the Corporation), provided that any person becoming a director subsequent to such date whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Corporation as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board (including by reason of any agreement intended to avoid or settle such election contest or solicitation of proxies) shall be deemed to be an Incumbent Director until twenty-four (24) months after such election;
(ii)    any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 35% or more of the combined voting power of the Corporation’s then outstanding securities eligible to vote for the election of the Board (the “Corporation Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Corporation or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction, as defined in paragraph (iii), or (E) by any person of Corporation Voting Securities from the Corporation, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership of 35% or more of Corporation Voting Securities by such person;
(iii)    the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Corporation or any of its Subsidiaries that requires the approval of the Corporation’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 90% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Corporation Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Corporation Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Corporation Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or
(iv)    the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or the consummation of a sale of all or substantially all of the Corporation’s assets.
Notwithstanding the foregoing, a Change in Control of the Corporation shall not be deemed to occur solely because any person acquires beneficial ownership of more than 35% of the Corporation Voting Securities as a result of the acquisition of Corporation Voting Securities by the Corporation which reduces the number of Corporation Voting Securities outstanding; provided, that if after such acquisition by the Corporation such person becomes the beneficial owner of additional Corporation Voting Securities that increases the percentage of outstanding Corporation Voting Securities beneficially owned by such person, a Change in Control of the Corporation shall then occur.
Definition Applicable to Awards subject to Code Section 409A: Notwithstanding the preceding provisions of this definition of Change in Control, in the event that any Awards granted under the Plan are deemed to be deferred compensation subject to the provisions of Code Section 409A, then distributions related to such Awards may be permitted, in the Administrator’s discretion, upon the occurrence of one or more of the following events (as they are defined and interpreted under Code Section 409A): (A) a change in the ownership of the Corporation, (B) a change in effective control of the Corporation, or (C) a change in the ownership of a substantial portion of the assets of the Corporation.
Code means the Internal Revenue Code of 1986, as amended. Any reference herein to a specific Code section shall be deemed to include all related regulations or other guidance with respect to such Code section.
Committee means the Committee of the Board designated to administer the Plan, which initially shall be the Compensation Committee.
Common Stock means the common stock of Catalyst Health Solutions, Inc., $0.01 par value.
Corporation means Catalyst Health Solutions, Inc., a Delaware corporation, together with any successor thereto.

Covered Employee shall have the meaning given the term in Section 162(m) of the Code.
Director means a member of the Board or of the board of directors of an Affiliate.
Disability shall, except as may be otherwise determined by the Administrator or required or permitted under Code Section 409A, have the meaning given in any employment agreement, consulting agreement or other similar agreement, if any, to which a Participant is a party, or, if there is no such agreement (or if any such agreement does not address the effect of termination due to disability), “Disability” shall mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than 12 months. The Administrator shall have discretion to determine if a termination due to Disability has occurred.
Dividend Equivalent Award means a right granted to a Participant pursuant to Section 13 to receive the equivalent value (in cash or shares of Common Stock) of dividends paid on Common Stock.
Effective Date means the effective date of the Plan, as provided in Section 4.
Employee means any person who is an employee of the Corporation or any Affiliate (including entities which become Affiliates after the Effective Date of the Plan). For this purpose, an individual shall be considered to be an Employee only if there exists between the individual and the Corporation or an Affiliate the legal and bona fide relationship of employer and employee (subject to any requirements imposed under Code Section 409A); provided, however, that, with respect to Incentive Options, “Employee” means any person who is considered an employee of the Corporation or any Parent or Subsidiary for purposes of Treas. Reg. Section 1.421-1(h) (or any successor provision related thereto).
Exchange Act means the Securities Exchange Act of 1934, as amended.
Fair Market Value as of a given day means the market price of Common Stock, determined as follows:
(i)    if the Common Stock is admitted to trading on a national securities exchange, the closing quoted selling price of the Common Stock on that date, as reported in the Wall Street Journal. If the Common Stock is not traded on the applicable date, the Fair Market Value shall be determined on the basis of the closing quoted selling price of the Common Stock on the immediately preceding date on which such stock was traded;
(ii)    if the Common Stock is not traded on a national securities exchange, the closing quoted selling price of the Common Stock on that date as quoted in “pink sheets” published by the National Daily Quotation Bureau; or
(iii)    if the Common Stock is not publicly traded, the amount determined by the Committee in good faith.

Freestanding SAR means a SAR that is granted without relation to an Option, as provided in Section 8.
Incentive Option means an Option that is designated by the Administrator as an Incentive Option pursuant to Section 7 and intended to meet the requirements of incentive stock options under Code Section 422.
Independent Contractor means an independent contractor, consultant or advisor providing services to the Corporation or an Affiliate.
Nonemployee Director means a Director who is not an Employee of the Corporation or an Affiliate.
Nonqualified Option means an Option granted under Section 7 that does not or is not intended to qualify as an incentive stock option under Code Section 422.
Option means a stock option granted under Section 7 that entitles the holder to purchase from the Corporation a stated number of shares of Common Stock at the price set forth in an Award Agreement.
Option Period means the term of an Option, as provided in Section 7(d).
Option Price means the price at which an Option may be exercised, as provided in Section 7(b).
Parent means a “parent corporation,” whether now or hereafter existing, as defined in
Section 424(e) of the Code.
Participant means an individual employed by, or providing services to, the Corporation or an Affiliate who satisfies the requirements of Section 6 and is selected by the Administrator to receive an Award under the Plan.
Performance Award means a Performance Share Award and/or a Performance Unit Award, as provided in Section 10.
Performance Share means an Award granted under Section 10, in an amount determined by the Administrator and specified in an Award Agreement, stated with reference to a specified number of shares of Common Stock, that entitles the holder to receive shares of Common Stock, a cash payment or a combination of Common Stock and cash (as determined by the Administrator), subject to the terms of the Plan and the terms and conditions established by the Administrator.
Performance Unit means an Award granted under Section 10, in an amount determined by the Administrator and specified in an Award Agreement, that entitles the holder to receive shares of Common Stock, a cash payment or a combination of Common Stock and cash (as determined by the Administrator), subject to the terms of the Plan and the terms and conditions established by the Administrator.

Phantom Stock Award means an Award granted under Section 11, entitling a Participant to a payment in cash, shares of Common Stock or a combination of cash and Common Stock (as determined by the Administrator), following the completion of the applicable vesting period and compliance with the terms of the Plan and other terms and conditions established by the Administrator. The unit value of a Phantom Stock Award shall be based on the Fair Market Value of a share of Common Stock.
Plan means the Catalyst Health Solutions, Inc. 2006 Stock Incentive Plan, as amended and restated on April 8, 2010, and as it may be hereafter amended and/or restated from time to time.
Related SAR means a SAR granted under Section 8 that is granted in relation to a particular Option and that can be exercised only upon the surrender to the Corporation, unexercised, of that portion of the Option to which the SAR relates.
Restricted Award means a Restricted Stock Award and/or a Restricted Stock Unit Award, as provided in Section 9.
Restricted Stock Award means shares of Common Stock awarded to a Participant under Section 9. Shares of Common Stock subject to a Restricted Stock Award shall cease to be restricted when, in accordance with the terms of the Plan and the terms and conditions established by the Administrator, the shares vest and become transferable and free of substantial risks of forfeiture.
Restricted Stock Unit means a Restricted Award granted to a Participant pursuant to Section 9 which is settled (i) by the delivery of one share of Common Stock for each Restricted Stock Unit, (ii) in cash in an amount equal to the Fair Market Value of one share of Common Stock for each Restricted Stock Unit, or (iii) in a combination of cash and Shares equal to the Fair Market Value of one share of Common Stock for each Restricted Stock Unit, as determined by the Administrator. A Restricted Stock Unit Award represents the promise of the Corporation to deliver shares, cash or a combination thereof, as applicable, at the end of the Restriction Period, subject to compliance with the terms of the Plan and the terms and conditions established by the Administrator.
Retirement shall, as applied to any Participant, be as defined in any employment agreement, consulting agreement or other similar agreement, if any, to which the Participant is a party, or, if there is no such agreement (or if any such agreement does address the effect of termination due to retirement), “Retirement” shall mean retirement in accordance with the retirement policies and procedures established by the Corporation, as determined by the Administrator and, where applicable, in accordance with Code Section 409A.
SAR means a stock appreciation right granted under Section 8 entitling the Participant to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the excess of the Fair Market Value on the date of exercise over the SAR base price, subject to the terms of the Plan and any other terms and conditions established by the Administrator. References to “SARs” include both Related SARs and Freestanding SARs, unless the context requires otherwise.

Securities Act means the Securities Act of 1933, as amended.
Subsidiary means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
Termination Date means the date of termination of a Participant’s employment or service for any reason, as determined by the Administrator in its discretion.
2.    PURPOSE
The purpose of the Plan is to encourage and enable selected Employees, Directors and Independent Contractors of the Corporation and its Affiliates to acquire or to increase their holdings of Common Stock of the Corporation and other proprietary interests in the Corporation in order to promote a closer identification of their interests with those of the Corporation and its stockholders, thereby further stimulating their efforts to enhance the efficiency, soundness, profitability, growth and stockholder value of the Corporation. This purpose will be carried out through the granting of Awards to selected Employees, Independent Contractors and Directors, including the granting to selected Participants of Options in the form of Incentive Stock Options and Nonqualified Options; SARs in the form of Related SARs and Freestanding SARs; Restricted Awards in the form of Restricted Stock Awards and Restricted Stock Units; Performance Awards in the form of Performance Shares and Performance Units; Phantom Stock Awards and/or Dividend Equivalent Awards.
3.    ADMINISTRATION OF THE PLAN
(a)    The Plan shall be administered by the Board of Directors of the Corporation or a designated Committee, which initially shall be the Compensation Committee. Unless the Board determines otherwise, the Committee shall be comprised solely of two or more “non-employee directors,” as such term is defined in Rule 16b-3 under the Exchange Act, or as may otherwise be permitted under Rule 16b-3. Further, to the extent required by Section 162(m) of the Code, the Plan shall be administered by a committee comprised of two or more “outside directors” (as such term is defined in Section 162(m)) or as may otherwise be permitted under Section 162(m). For the purposes of the Plan, the term “Administrator” shall refer to the Board and, upon its delegation to the Committee of all or part of its authority to administer the Plan, to the Committee. Notwithstanding the foregoing, the Board shall have sole authority to grant discretionary Awards to Directors who are not employees of the Corporation or its Affiliates.
(b)    Subject to the provisions of the Plan, the Administrator shall have full and final authority in its discretion to take any action with respect to the Plan including, without limitation, the authority (i) to determine all matters relating to Awards, including selection of individuals to be granted Awards, the types of Awards, the number of shares of the Common Stock, if any, subject to an Award, and all terms, conditions, restrictions and limitations of an Award; (ii) to prescribe the form or forms of Award Agreements evidencing any Awards granted under the Plan; (iii) to establish, amend and rescind rules and regulations for the administration of the Plan; and (iv) to construe and interpret the Plan, Awards and Award Agreements made under the Plan, to interpret rules and regulations for administering the Plan and to make all other determinations deemed necessary or advisable for administering the Plan. Except to the extent otherwise required under Code Section 409A, (i) the Administrator shall have the authority, in its sole discretion, to accelerate the date that any Award which was not otherwise exercisable, vested or earned shall become exercisable, vested or earned in whole or in part without any obligation to accelerate such date with respect to any other Award granted to any recipient; and (ii) the Administrator also may in its sole discretion modify or extend the terms and conditions for exercise, vesting or earning of an Award. The Administrator may determine that a Participant’s rights, payments and/or benefits with respect to an Award (including but not limited to any shares issued or issuable and/or cash paid or payable with respect to an Award) shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause, violation of policies of the Corporation or an Affiliate, breach of non-solicitation, non-competition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is determined by the Administrator to be detrimental to the business or reputation of the Corporation or any Affiliate. In addition, the Administrator shall have the authority and discretion to establish terms and conditions of Awards (including but not limited to the establishment of subplans) as the Administrator determines to be necessary or appropriate to conform to the applicable requirements or practices of jurisdictions outside of the United States. In addition to action by meeting in accordance with applicable laws, any action of the Administrator with respect to the Plan may be taken by a written instrument signed by all of the members of the Board or Committee, as appropriate, and any such action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly held and called. No member of the Board or Committee, as applicable, shall be liable while acting as Administrator for any action or determination made in good faith with respect to the Plan, an Award or an Award Agreement. The members of the Board or Committee, as applicable, shall be entitled to indemnification and reimbursement in the manner provided in the Corporation’s certificate of incorporation and bylaws and/or under applicable law.
(c)    Notwithstanding the other provisions of Section 3, the Administrator may delegate to one or more officers of the Corporation the authority to grant Awards, and to make any or all of the determinations reserved for the Administrator in the Plan and summarized in Section 3(b) with respect to such Awards (subject to any restrictions imposed by applicable laws, rules and regulations and such terms and conditions as may be established by the Administrator); provided, however, that, to the extent required by Section 16 of the Exchange Act or Section 162(m) of the Code, the Participant, at the time of said grant or other determination, (i) is not deemed to be an officer or director of the Corporation within the meaning of Section 16 of the Exchange Act; and (ii) is not deemed to be a Covered Employee as defined under Section 162(m) of the Code. To the extent that the Administrator has delegated authority to grant Awards pursuant to this Section 3(c) to one or more officers of the Corporation, references to the Administrator shall include references to such officer or officers, subject, however, to the requirements of the Plan, Rule 16b-3, Section 162(m) of the Code and other applicable laws, rules and regulations.
4.    EFFECTIVE DATE; TERM
The original effective date of the Plan was June 6, 2006. The new Effective Date of the Plan shall be April 8, 2010, which is the date of Board approval of the Plan, and the Plan shall terminate on April 7, 2020 (unless sooner terminated by the Board under Section 14 below). Awards that are outstanding at the end of the Plan term for such earlier termination date as may be established by the Board pursuant to Section 14(a) shall continue in accordance with their terms, unless otherwise provided in the Plan or an Award Agreement.
5.    SHARES OF STOCK SUBJECT TO THE PLAN; AWARD LIMITATIONS
(a)    Shares of Stock Subject to the Plan: Subject to adjustments as provided in Section 5(d), the aggregate number of shares of Common Stock that may be granted pursuant to Awards under the Plan shall not exceed 3,000,000. Any shares granted as Awards of Options or SARs shall be counted against this number as one (1) share for every one (1) share granted, regardless of the number of shares that may be issued upon exercise of a SAR to be settled in shares. Any shares granted as Awards other than Options or SARs shall be counted against this number as one and forty-five hundredths (1.45) shares for every one (1) share granted. Shares delivered under the Plan shall be authorized but unissued shares, treasury shares or shares purchased on the open market or by private purchase. The Corporation hereby reserves sufficient authorized shares of Common Stock to meet the grant of Awards hereunder.
(b)    Award Limitations: Notwithstanding any provision in the Plan to the contrary, the following limitations shall apply to Awards granted under the Plan, in each case subject to adjustments pursuant to Section 5(d):
(i)    The maximum number of shares of Common Stock that may be issued under the Plan pursuant to the grant of Incentive Options shall not exceed 3,000,000 shares, or such lesser number of shares as may be available under the Plan pursuant to Section 5(a) herein;
(ii)    In any consecutive 36-month period, no Participant may be granted Options and SARs that are not related to an Option for more than 1,000,000 shares of Common Stock;
(iii)    No Participant may be granted Restricted, Performance Share and Phantom Stock Awards in any consecutive 36-month period for more than 500,000 shares of Common Stock; and
(iv)    No Participant may be paid more than $2,000,000 with respect to any cash-denominated Performance Units which were granted during any single calendar year.
(c)    Shares Not Subject to Limitations: The following will not be applied to the share limitations of Section 5(a) above: (i) dividends, including dividends paid in shares, or dividend equivalents paid in cash in connection with outstanding Awards; (ii) any shares subject to an Award under the Plan which Award is forfeited, cancelled, terminated, expired or lapsed for any reason or any shares subject to an Award which shares are repurchased or reacquired by the Corporation; and (iii) Awards that by their terms are settled in cash rather than the issuance of shares.

(d)    Adjustments: If there is any change in the outstanding shares of Common Stock because of a merger, consolidation or reorganization involving the Corporation or an Affiliate, or if the Board of Directors of the Corporation declares a stock dividend, stock split distributable in shares of Common Stock, reverse stock split, combination or reclassification of the Common Stock, or if there is a similar change in the capital stock structure of the Corporation or an Affiliate affecting the Common Stock, the number of shares of Common Stock reserved for issuance under the Plan shall be correspondingly adjusted, and the Administrator shall make such adjustments to Awards and to any provisions of this Plan as the Administrator deems equitable to prevent dilution or enlargement of Awards or as may be otherwise advisable.
6.    ELIGIBILITY
An Award may be granted only to an individual who satisfies all of the following eligibility requirements on the date the Award is granted:
(a)    The individual is either an Employee, a Director, or an Independent Contractor.
(b)    With respect to the grant of Incentive Options, the individual is otherwise eligible to participate under Section 6, is an Employee of the Corporation or a Parent or Subsidiary and does not own, immediately before the time that the Incentive Option is granted, stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or a Parent or Subsidiary. Notwithstanding the foregoing, an Employee who owns more than 10% of the total combined voting power of the Corporation or a Parent or Subsidiary may be granted an Incentive Option if the Option Price is at least 110% of the Fair Market Value of the Common Stock, and the Option Period does not exceed five years. For this purpose, an individual will be deemed to own stock which is attributable to him under Section 424(d) of the Code.
(c)    With respect to the grant of substitute awards or assumption of awards in connection with a merger, consolidation, acquisition, reorganization or similar business combination involving the Corporation or an Affiliate, the recipient is otherwise eligible to receive the Award and the terms of the award are consistent with the Plan and applicable laws, rules and regulations (including, to the extent necessary, the federal securities laws registration provisions and Section 424(a) of the Code).
(d)    The individual, being otherwise eligible under this Section 6, is selected by the Administrator as an individual to whom an Award shall be granted (as defined above, a “Participant”).
7.    OPTIONS
(a)    Grant of Options: Subject to the limitations of the Plan, the Administrator may in its sole and absolute discretion grant Options to such eligible individuals in such numbers, subject to such terms and conditions, and at such times as the Administrator shall determine. Both Incentive Options and Nonqualified Options may be granted under the Plan, as determined by the Administrator; provided, however, that Incentive Options may only be granted to Employees of the Corporation or a Parent or Subsidiary. To the extent that an Option is designated as an Incentive Option but does not qualify as such under Section 422 of the Code, the Option (or portion thereof) shall be treated as a Nonqualified Option. An Option may be granted with or without a Related SAR.
(b)    Option Price: The Option Price shall be established by the Administrator and stated in the Award Agreement evidencing the grant of the Option; provided, that the Option Price of an Option shall be no less than 100% of the Fair Market Value per share of the Common Stock as determined on the date the Option is granted Notwithstanding the foregoing, the Administrator may in its discretion authorize the grant of substitute or assumed options of an acquired entity with an Option Price not equal to at least 100% of the Fair Market Value of the stock on the date of grant, if the option price of any such assumed or substituted option was at least equal to 100% of the fair market value of the underlying stock on the original date of grant and if the terms of such assumed or substituted options otherwise comply with Code Section 409A.
(c)    Date of Grant: An Incentive Option shall be considered to be granted on the date that the Administrator acts to grant the Option, or on any later date specified by the Administrator as the effective date of the Option. A Nonqualified Option shall be considered to be granted on the date the Administrator acts to grant the Option or any other date specified by the Administrator as the date of grant of the Option.
(d)    Option Period and Limitations on the Right to Exercise Options:
(i)    The Option Period shall be determined by the Administrator at the time the Option is granted and shall be stated in the Award Agreement; however, except as provided in Section 7(d)(iii)(B) of this Plan, the Option Period shall not extend more than 10 years from the date on which the Option is granted (or five years with respect to Incentive Options granted to an Employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or a Parent or Subsidiary, as provided in Section 6(b)). Any Option or portion thereof not exercised before expiration of the Option Period shall terminate. The period or periods during which, and conditions pursuant to which, an Option may become exercisable shall be determined by the Administrator in its discretion, subject to the terms of the Plan.
(ii)    An Option may be exercised by giving written notice to the Corporation in form acceptable to the Administrator at such place and subject to such conditions as may be established by the Administrator or its designee. Such notice shall specify the number of shares to be purchased pursuant to an Option and the aggregate purchase price to be paid therefor and shall be accompanied by payment of such purchase price. The total number of shares that may be acquired upon exercise of an Option shall be rounded down to the nearest whole share. Unless an Award Agreement provides otherwise, such payment shall be in the form of cash or cash equivalent; provided that, where permitted by the Administrator and applicable laws, rules and regulations (and subject to such terms and conditions as may be established by the Administrator), payment may also be made:
(A)    By delivery (by either actual delivery or attestation) of shares of Common Stock owned by the Participant for such time period, if any, as may be determined by the Administrator and otherwise acceptable to the Administrator;

(B)    By shares of Common Stock withheld upon exercise;
(C)    By delivery of written notice of exercise to the Corporation and delivery to a broker of written notice of exercise and irrevocable instructions to promptly deliver to the Corporation the amount of sale proceeds to pay the Option Price;
(D)    By such other payment methods as may be approved by the Administrator and which are acceptable under applicable law; or
(E)    By any combination of the foregoing methods.
Shares tendered or withheld in payment on the exercise of an Option shall be valued at their Fair Market Value on the date of exercise.
(iii)    Unless the Administrator determines otherwise, no Option granted to a Participant who was an Employee at the time of grant shall be exercised unless the Participant is, at the time of exercise, an Employee as described in Section 6(a), and has been an Employee continuously since the date the Option was granted, subject to the following:
(A)    The employment relationship of the Participant shall be treated as continuing intact for any period that the Participant is on military or sick leave or other bona fide leave of absence; provided that the period of such leave does not exceed 90 days, or, if longer, as long as the Participant’s right to reemployment is guaranteed either by statute or by contract. The employment relationship of a Participant shall also be treated as continuing intact while the Participant is not in active service because of Disability. The Administrator shall have sole authority to determine whether a Participant is disabled and, if applicable, the Participant’s Termination Date.
(B)    Unless the Administrator determines otherwise (subject to any requirements imposed under Code Section 409A), if the employment of a Participant is terminated because of Disability or death, the Option may be exercised only to the extent exercisable on the Participant’s Termination Date, except that the Administrator may in its sole discretion (subject to any requirements imposed under Code Section 409A) accelerate the date for exercising all or any part of the Option which was not otherwise exercisable on the Termination Date. The Option must be exercised, if at all, prior to the close of the one-year period following the Termination Date (or such other period stated in the Award Agreement), regardless of the remaining term of the Option Period. Options shall be exercisable by such person or persons as shall have acquired the right to exercise the Option by will or by the laws of intestate succession.
(C)    Unless the Administrator determines otherwise (subject to any requirements imposed under Code Section 409A), if the employment of the Participant is terminated for any reason other than Disability, death or for Cause, his Option may be exercised to the extent exercisable on his Termination Date, except that the Administrator may in its sole discretion (subject to any requirements imposed under Code Section 409A) accelerate the date for exercising all or any part of the Option which was not otherwise exercisable on the Termination Date. The Option must be exercised, if at all, prior to the first to occur of the following, whichever shall be applicable: (X) the close of the period of three months next succeeding the Termination Date (or such other period stated in the Award Agreement); or (Y) the close of the Option Period. If the Participant dies following such termination of employment and prior to the earlier of the dates specified in (X) or (Y) of this subparagraph (C), the Participant shall be treated as having died while employed under subparagraph (B) (treating for this purpose the Participant’s date of termination of employment as the Termination Date). In the event of the Participant’s death, such Option shall be exercisable by such person or persons as shall have acquired the right to exercise the Option by will or by the laws of intestate succession.
(D)    Unless the Administrator determines otherwise (subject to any requirements imposed under Code Section 409A), if the employment of the Participant is terminated for Cause, his Option shall lapse and no longer be exercisable as of his Termination Date, as determined by the Administrator.
(E)    Notwithstanding the foregoing, the Administrator may, in its sole discretion (subject to any requirements imposed under Code Section 409A), accelerate the date for exercising all or any part of an Option which was not otherwise exercisable on the Termination Date, extend the period during which an Option may be exercised, modify the terms and conditions to exercise, or any combination of the foregoing.
(iv)    Unless the Administrator determines otherwise (subject to any requirements imposed under Code Section 409A), an Option granted to a Participant who was a Director but who was not an Employee at the time of grant may be exercised only to the extent exercisable on the Participant’s Termination Date (unless the termination was for Cause), and must be exercised, if at all, prior to the first to occur of the following, as applicable: (X) the close of the period of six months next succeeding the Termination Date (or such other period stated in the Award Agreement); or (Y) the close of the Option Period. If the services of a Participant are terminated for Cause, his Option shall lapse and no longer be exercisable as of his Termination Date, as determined by the Administrator. Notwithstanding the foregoing, the Administrator may in its sole discretion (subject to any requirements imposed under Code Section 409A), accelerate the date for exercising all or any part of an Option which was not otherwise exercisable on the Termination Date, extend the period during which an Option may be exercised, modify the other terms and conditions to exercise, or any combination of the foregoing.
(v)    Unless the Administrator determines otherwise (subject to any requirements imposed under Code Section 409A), an Option granted to a Participant who was an Independent Contractor at the time of grant (and who does not thereafter become an Employee, in which case he shall be subject to the provisions of Section 7(d)(iii)) may be exercised only to the extent exercisable on the Participant’s Termination Date (unless the termination was for Cause), and must be exercised, if at all, prior to the first to occur of the following, as applicable: (X) the close of the period of three months next succeeding the Termination Date (or such other period stated in the Award Agreement); or (Y) the close of the Option Period. If the services of a Participant are terminated for Cause, his Option shall lapse and no longer be exercisable as of his Termination Date, as determined by the Administrator. Notwithstanding the foregoing, the Administrator may in its sole discretion (subject to any requirements imposed under Code Section 409A), accelerate the date for exercising all or any part of an Option which was not otherwise exercisable on the Termination Date, extend the period during which an Option may be exercised, modify the other terms and conditions to exercise, or any combination of the foregoing.
(e)    Notice of Disposition: If shares of Common Stock acquired upon exercise of an Incentive Option are disposed of within two years following the date of grant or one year following the transfer of such shares to a Participant upon exercise, the Participant shall, promptly following such disposition, notify the Corporation in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Administrator may reasonably require.
(f)    Limitation on Incentive Options: In no event shall there first become exercisable by an Employee in any one calendar year Incentive Options granted by the Corporation or any Parent or Subsidiary with respect to shares having an aggregate Fair Market Value (determined at the time an Incentive Option is granted) greater than $100,000. To the extent that any Incentive Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered a Nonqualified Option.
(g)    Nontransferability: Incentive Options shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession or, in the Administrator’s discretion, as may otherwise be permitted in accordance with Treas. Reg. Section 1.421-1(b)(2) or any successor provision thereto. Nonqualified Options shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession, except as may be permitted by the Administrator in a manner consistent with the registration provisions of the Securities Act. An Option shall be exercisable during the Participant’s lifetime only by him, by his guardian or legal representative or by a transferee in a transfer permitted by this Section 7(g). The designation of a beneficiary in accordance with Section 18(g) does not constitute a transfer.
8.    STOCK APPRECIATION RIGHTS
(a)    Grant of SARs: Subject to the limitations of the Plan, the Administrator may in its sole and absolute discretion grant SARs to such eligible individuals, in such numbers, upon such terms and at such times as the Administrator shall determine. SARs may be granted to the holder of an Option (a “Related Option”) with respect to all or a portion of the shares of Common Stock subject to the Related Option (a “Related SAR”) or may be granted separately to an eligible individual (a “Freestanding SAR”). The base price per share of a SAR shall be no less than 100% of the Fair Market Value per share of the Common Stock on the date the SAR is granted. Notwithstanding the foregoing, the Administrator may in its discretion authorize the grant of substitute or assumed SARs of an acquired entity with a base price per share not equal to at least 100% of the Fair Market Value of the stock on the date of grant, if the base price of any such assumed or substituted SAR was at least equal to 100% of the fair market value of the underlying stock on the original date of grant and if the terms of such assumed or substituted SAR otherwise comply with Code Section 409A.
(b)    Related SARs: A Related SAR may be granted either concurrently with the grant of the Related Option or (if the Related Option is a Nonqualified Option) at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such Related Option; provided, however, that Related SARs must be granted in accordance with Code Section 409A. The base price of a Related SAR shall be equal to the Option Price of the Related Option. Related SARs shall be exercisable only at the time and to the extent that the Related Option is exercisable (and may be subject to such additional limitations on exercisability as the Administrator may provide in the agreement), and in no event after the complete termination or full exercise of the Related Option. Notwithstanding the foregoing, a Related SAR that is related to an Incentive Option may be exercised only to the extent that the Related Option is exercisable and only when the Fair Market Value exceeds the Option Price of the Related Option. Upon the exercise of a Related SAR granted in connection with a Related Option, the Option shall be canceled to the extent of the number of shares as to which the SAR is exercised, and upon the exercise of a Related Option, the Related SAR shall be canceled to the extent of the number of shares as to which the Related Option is exercised or surrendered.
(c)    Freestanding SARs: A SAR may be granted without relationship to an Option (as defined above, a “Freestanding SAR”) and, in such case, will be exercisable upon such terms and subject to such conditions as may be determined by the Administrator, subject to the terms of the Plan.
(d)    Exercise of SARs:
(i)    Subject to the terms of the Plan, SARs shall be exercisable in whole or in part upon such terms and conditions as may be established by the Administrator and stated in the applicable Award Agreement. The period during which a SAR may be exercisable shall not exceed 10 years from the date of grant or, in the case of Related SARs, such shorter Option Period as may apply to the Related Option. Any SAR or portion thereof not exercised before expiration of the period established by the Administrator shall terminate.
(ii)    SARs may be exercised by giving written notice to the Corporation in form acceptable to the Administrator at such place and subject to such terms and conditions as may be established by the Administrator or its designee. Unless the Administrator determines otherwise, the date of exercise of a SAR shall mean the date on which the Corporation shall have received proper notice from the Participant of the exercise of such SAR.
(iii)    Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise a SAR following termination of the Participant’s employment or service with the Corporation. Such provisions shall be determined in the sole discretion of the Administrator, need not be uniform among all SARs issued pursuant to this Section 8 and may reflect distinctions based on the reasons for termination of employment. Notwithstanding the foregoing, unless the Administrator determines otherwise, no SAR may be exercised unless the Participant is, at the time of exercise, an eligible Participant, as described in Section 6, and has been a Participant continuously since the date the SAR was granted.
(e)    Payment Upon Exercise: Subject to the limitations of the Plan, upon the exercise of a SAR, a Participant shall be entitled to receive payment from the Corporation in an amount determined by multiplying (i) the difference between the Fair Market Value of a share of Common Stock on the date of exercise of the SAR over the base price of the SAR by (ii) the number of shares of Common Stock with respect to which the SAR is being exercised. Notwithstanding the foregoing, the Administrator in its discretion may limit in any manner the amount payable with respect to a SAR. The consideration payable upon exercise of a SAR shall be paid in cash, shares of Common Stock (valued at Fair Market Value on the date of exercise of the SAR) or a combination of cash and shares of Common Stock, as determined by the Administrator. Notwithstanding the foregoing, a SAR shall be structured in a manner designed to be exempt from, or to comply with, the requirements of Code Section 409A.
(f)    Nontransferability: Unless the Administrator determines otherwise, (i) SARs shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession, and (ii) SARs may be exercised during the Participant’s lifetime only by him or by his guardian or legal representative. The designation of a beneficiary in accordance with Section 18(g) does not constitute a transfer.
9.    RESTRICTED AWARDS
(a)    Grant of Restricted Awards: Subject to the limitations of the Plan, the Administrator may in its sole and absolute discretion grant Restricted Awards to such individuals in such numbers, upon such terms and at such times as the Administrator shall determine. Such Restricted Awards may be in the form of Restricted Stock Awards and/or Restricted Stock Units that are subject to certain conditions, which conditions must be met in order for the Restricted Award to vest and be earned (in whole or in part) and no longer subject to forfeiture. Restricted Stock Awards shall be payable in shares of Common Stock. Restricted Stock Units shall be payable in cash or shares of Common Stock, or partly in cash and partly in shares of Common Stock, in accordance with the terms of the Plan and the discretion of the Administrator. The Administrator shall determine the nature, length and starting date of the period, if any, during which a Restricted Award may be earned (the “Restriction Period”), and shall determine the conditions which must be met in order for a Restricted Award to be granted or to vest or be earned (in whole or in part), which conditions may include, but are not limited to, attainment of performance objectives, continued service or employment for a certain period of time (or a combination of attainment of performance objectives and continued service), Retirement, Disability, death, or any combination of such conditions. Notwithstanding the foregoing, Restricted Awards that vest based solely on continued service or the passage of time shall be subject to a minimum Restriction Period of one year (except in the case of (i) Restricted Awards assumed or substituted in connection with mergers, acquisitions or other business transactions, (ii) Restricted Awards granted in connection with the recruitment or hiring of a Participant, and/or (iii) Restricted Awards granted pursuant to any incentive compensation or bonus program established by the Corporation). In the case of Restricted Awards based upon performance criteria, or a combination of performance criteria and continued service, the Administrator shall determine the Performance Measures applicable to such Restricted Awards.
(b)    Vesting of Restricted Awards: Subject to the terms of the Plan and Code Section 409A, the Administrator shall have sole authority to determine whether and to what degree Restricted Awards have vested and been earned and are payable and to establish and interpret the terms and conditions of Restricted Awards. The Administrator may (subject to any restrictions imposed under Code Section 409A) accelerate the date that any Restricted Award granted to a Participant shall be deemed to be vested or earned in whole or in part, without any obligation to accelerate such date with respect to other Restricted Awards granted to any Participant.
(c)    Forfeiture of Restricted Awards: Unless the Administrator determines otherwise, if the employment or service of a Participant shall be terminated for any reason and all or any part of a Restricted Award has not vested or been earned pursuant to the terms of the Plan and the individual Award, such Award, to the extent not then vested or earned, shall be forfeited immediately upon such termination and the Participant shall have no further rights with respect thereto.
(d)    Dividend and Voting Rights; Share Certificates: The Administrator shall have sole discretion to determine whether a Participant shall have voting rights or other rights as a stockholder with respect to shares subject to a Restricted Award which has not yet vested or been earned. If the Administrator so determines, a certificate or certificates for shares of Common Stock subject to a Restricted Award may be issued in the name of the Participant as soon as practicable after the Award has been granted; provided, however, that, notwithstanding the foregoing, the Administrator shall have the right to retain custody of certificates evidencing the shares subject to a Restricted Award and to require the Participant to deliver to the Corporation a stock power, endorsed in blank, with respect to such Award, until such time as the Restricted Award vests (or is forfeited) and is no longer subject to a substantial risk of forfeiture.
(e)    Nontransferability: Unless the Administrator determines otherwise, Restricted Awards that have not vested shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession, and the recipient of a Restricted Award shall not sell, transfer, assign, pledge or otherwise encumber shares subject to the Award until the Restriction Period has expired and until all conditions to vesting have been met. The designation of a beneficiary in accordance with Section 18(g) does not constitute a transfer.
10.    PERFORMANCE AWARDS
(a)    Grant of Performance Awards: Subject to the terms of the Plan, the Administrator may in its discretion grant Performance Awards to such eligible individuals subject to one or more of the performance measures set forth in this Plan. Performance Awards may be in the form of Performance Shares and/or Performance Units. An Award of a Performance Share is a grant of a right to receive shares of Common Stock, the cash value thereof, or a combination thereof (in the Administrator’s discretion), which is contingent upon the achievement of performance or other objectives during a specified period and which has a value on the date of grant equal to the Fair Market Value of a share of Common Stock. An Award of a Performance Unit is a grant of a right to receive shares of Common Stock or a designated dollar value amount of Common Stock which is contingent upon the achievement of performance or other objectives during a specified period, and which has an initial value determined in a dollar amount established by the Administrator at the time of grant. Subject to Section 5(b), the Administrator shall have complete discretion in determining the number of Performance Units and/or Performance Shares granted to any Participant. The Administrator shall determine the nature, length and starting date of the period during which a Performance Award may be earned (the “Performance Period”), and shall determine the conditions which must be met in order for a Performance Award to be granted or to vest or be earned (in whole or in part), which conditions may include but are not limited to specified performance objectives, continued service or employment for a certain period of time, or a combination of such conditions.
(b)    Performance Measures: The Administrator may grant Performance Awards to Covered Officers based upon the attainment of performance targets related to one or more performance measures selected by the Administrator from among the measures specified below. For the purposes of this Section 10, performance measures shall be limited to one or more of the following Corporation, Subsidiary, operating unit or division financial performance measures:
(a)    earnings before interest, taxes, depreciation and/or amortization;
(b)    operating income or profit;
(c)    return on equity, assets, capital, capital employed, or investment;
(d)    after tax operating income;
(e)    net income;
(f)    earnings or book value per share of Common Stock;
(g)    cash flow(s);
(h)    total sales or revenues or sales or revenues per employee;
(i)    stock price or total shareholder return;
(j)    dividends;
(k)    strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures; or
(l)    any combination thereof.
Each measure may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparison based on internal targets, the past performance of the Corporation or any Subsidiary, operating unit or division of the Corporation and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholder’s equity and/or shares of Common Stock outstanding, or to assets or net assets.
(c)    Earning of Performance Awards: Subject to the terms of the Plan and the requirements of Code Section 409A, the Administrator shall have sole authority to determine whether and to what degree Performance Awards have been earned and are payable and to interpret the terms and conditions of Performance Awards and the provisions of this Section 10. The Administrator, in its sole and absolute discretion, may (subject to any restrictions imposed under Code Section 409A) accelerate the date that any Performance Award granted to a Participant shall be deemed to be earned in whole or in part, without any obligation to accelerate such date with respect to other Awards granted to any Participant.
(d)    Form of Payment: Payment of the amount to which a Participant shall be entitled upon earning a Performance Award shall be made in cash, shares of Common Stock, or a combination of cash and shares of Common Stock, as determined by the Administrator in its sole discretion. Payment may be made in a lump sum or in installments upon such terms as may be established by the Administrator.
(e)    Forfeiture of Performance Awards: Unless the Administrator determines otherwise (subject to any restrictions imposed under Code Section 409A), if the employment or service of a Participant shall terminate for any reason and the Participant has not earned all or part of a Performance Award pursuant to the terms of the Plan and individual Award, such Award, to the extent not then earned, shall be forfeited immediately upon such termination and the Participant shall have no further rights with respect thereto.
(f)    Nontransferability: Unless the Administrator determines otherwise, Performance Awards that have not been earned shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession, and the recipient of a Performance Award shall not sell, transfer, assign, pledge or otherwise encumber any shares subject to the Award until the Performance Period has expired and until the conditions to earning the Award have been met. The designation of a beneficiary in accordance with Section 18(g) does not constitute a transfer.
11.    PHANTOM STOCK AWARDS
(a)    Grant of Phantom Stock Awards: Subject to the terms of the Plan, the Administrator may in its discretion grant Phantom Stock Awards to such eligible individuals, in such numbers, upon such terms and at such times as the Administrator shall determine. A Phantom Stock Award is an Award to a Participant of a number of hypothetical share units with respect to shares of Common Stock, with a value per unit based on the Fair Market Value of a share of Common Stock.
(b)    Vesting of Phantom Stock Awards: Subject to the terms of the Plan and the requirements of Code Section 409A, the Administrator shall have sole authority to determine whether and to what degree Phantom Stock Awards have vested and are payable and to interpret the terms and conditions of Phantom Stock Awards.
(c)    Forfeiture of Phantom Stock Awards: Unless the Administrator determines otherwise (subject to any requirements imposed under Code Section 409A), if the employment or service of a Participant shall be terminated for any reason and all or any part of a Phantom Stock Award has not vested and become payable pursuant to the terms of the Plan and the individual Award, such Award, to the extent not then vested or earned, shall be forfeited immediately upon such termination and the Participant shall have no further rights with respect thereto.
(d)    Payment of Phantom Stock Awards: Upon vesting of all or a part of a Phantom Stock Award and satisfaction of such other terms and conditions as may be established by the Administrator, the Participant shall be entitled to a payment of an amount equal to the Fair Market Value of one share of Common Stock with respect to each such Phantom Stock unit which has vested and is payable. Payment may be made, in the discretion of the Administrator, in cash or in shares of Common Stock valued at their Fair Market Value on the applicable vesting date or dates (or other date or dates determined by the Administrator), or in a combination thereof. The Administrator may, however, establish a limitation on the amount payable in respect of each share of Phantom Stock. Payment may be made in a lump sum or upon such terms as may be established by the Administrator.
(e)    Nontransferability: Unless the Administrator determines otherwise, (i) Phantom Stock Awards that have not vested shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession, (ii) Phantom Stock Awards may be exercised during the Participant’s lifetime only by him or by his guardian or legal representative, and (iii) shares of Common Stock (if any) subject to a Phantom Stock Award may not be sold, transferred, assigned, pledged or otherwise encumbered until the Phantom Stock Award has vested and all other conditions established by the Administrator have been met. The designation of a beneficiary in accordance with Section 18(g) does not constitute a transfer.
12.    DIVIDENDS AND DIVIDEND EQUIVALENTS
The Administrator may, in its sole discretion, provide that Awards granted under the Plan earn dividends or dividend equivalents, except that in no event may dividends or dividend equivalents be provided for with respect to any Awards granted under the Plan until such Awards shall have been vested, earned or have otherwise become payable in accordance with the provisions of the Plan. Any such dividends or dividend equivalents may be paid currently or may be credited to a Participant’s account. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Administrator may establish, including reinvestment in additional shares of Common Stock or share equivalents. Notwithstanding the other provisions herein, any dividends or dividend equivalent rights related to an Award shall be structured in a manner so as to avoid causing the Award to be subject to Code Section 409A or shall otherwise be structured so that the Award and dividends or dividend equivalents are in compliance with Code Section 409A.
13.    NO RIGHT OR OBLIGATION OF CONTINUED EMPLOYMENT OR SERVICE

Neither the Plan, the grant of an Award nor any other action related to the Plan shall confer upon the Participant any right to continue in the service of the Corporation or an Affiliate as an Employee, Director or Independent Contractor or to interfere in any way with the right of the Corporation or an Affiliate to terminate the Participant’s employment or service at any time.
14.    AMENDMENT AND TERMINATION OF THE PLAN
(a)    Amendment and Termination of Plan: The Plan may be amended, altered and/or terminated at any time by the Board; provided, that (i) approval of an amendment to the Plan by the stockholders of the Corporation shall be required to the extent, if any, that stockholder approval of such amendment is required by applicable law, rule or regulation; and (ii) except for adjustments made pursuant to Section 5(d), the Option Price for any outstanding Option or base price of any outstanding SAR may not be decreased after the date of grant, nor may any outstanding Option or SAR be surrendered to the Corporation as consideration for the grant of a new Option or SAR with a lower Option Price or base price than the original Option or SAR or another Award or cash, as the case may be, without stockholder approval of any such action.
(b)    Amendment of Awards: The Administrator may amend, alter or terminate any Award granted under the Plan, prospectively or retroactively, but such amendment, alteration or termination of an Award shall not, without the consent of the recipient of an outstanding Award, materially adversely affect the rights of the recipient with respect to the Award.
(c)    Unilateral Authority of Administrator to Modify Plan and Awards: Notwithstanding Section 14(a) and Section 14(b) herein, the following provisions shall apply:
(i)    The Administrator shall have unilateral authority to amend the Plan and any Award (without Participant consent and without stockholder approval, unless such stockholder approval is required by applicable laws, rules or regulations) to the extent necessary to comply with applicable laws, rules or regulations or changes to applicable laws, rules or regulations (including but not limited to Code Section 409A, Code Section 422 and federal securities laws).
(ii)    The Administrator shall have unilateral authority to make adjustments to the terms and conditions of Awards in recognition of unusual or nonrecurring events affecting the Corporation or any Affiliate, or the financial statements of the Corporation or any Affiliate, or of changes in accounting principles, if the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or necessary or appropriate to comply with applicable accounting principles.
15.    RESTRICTIONS ON AWARDS AND SHARES
The Corporation may impose such restrictions on Awards, shares and any other benefits underlying Awards hereunder as it may deem advisable, including without limitation restrictions under the federal securities laws, the requirements of any stock exchange or similar organization and any blue sky, state or foreign securities laws applicable to such securities. Notwithstanding any other Plan provision to the contrary, the Corporation shall not be obligated to issue, deliver or transfer shares of Common Stock under the Plan, make any other distribution of benefits under the Plan, or take any other action, unless such delivery, distribution or action is in compliance with all applicable laws, rules and regulations (including but not limited to the requirements of the Securities Act). The Corporation may cause a restrictive legend to be placed on any certificate issued pursuant to an Award hereunder in such form as may be prescribed from time to time by applicable laws and regulations or as may be advised by legal counsel.
16.    CHANGE IN CONTROL
The Administrator shall (subject to any requirements imposed under Code Section 409A) have sole discretion to determine the effect, if any, on an Award, including but not limited to the vesting, earning and/or exercisability of an Award, in the event of a Change in Control. Without limiting the effect of the foregoing, in the event of a Change in Control, the Administrator’s discretion shall include, but shall not be limited to, the discretion to determine that an Award shall vest, be earned or become exercisable in whole or in part, shall be assumed or substituted for another award, shall be cancelled without the payment of consideration, shall be cancelled in exchange for a cash payment or other consideration, and/or that other actions (or no action) shall be taken with respect to the Award. The Administrator also has discretion to determine that acceleration or any other effect of a Change in Control on an Award shall be subject to both the occurrence of a Change in Control event and termination of employment or service of the Participant. Any such determination of the Administrator may be, but shall not be required to be, stated in an individual Award Agreement.
17.    COMPLIANCE WITH CODE SECTION 409A
(a)    General: Notwithstanding any other provision in the Plan or an Award to the contrary, if and to the extent that Section 409A of the Code is deemed to apply to the Plan or any Award granted under the Plan, it is the general intention of the Corporation that the Plan and all such Awards shall, to the extent practicable, comply with Code Section 409A, and the Plan and any such Award shall, to the extent practicable, be construed in accordance therewith. Deferrals pursuant to an Option, a SAR, a Restricted Award or any other Award otherwise exempt from Code Section 409A in a manner that would cause Code Section 409A to apply shall not be permitted unless such deferrals are in compliance with Code Section 409A. Without in any way limiting the effect of the foregoing, in the event that Code Section 409A requires that any special terms, provisions or conditions be included in the Plan or any Award, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of the Plan or Award, as applicable. Further, in the event that the Plan or any Award shall be deemed not to comply with Code Section 409A, then neither the Corporation, the Administrator nor its or their designees or agents shall be liable to any Participant or other person for actions, decisions or determinations made in good faith.
(b)    Specific Terms Applicable to Awards Subject to Code Section 409A: Without limiting the effect of Section 17(a), above, and notwithstanding any other provision in the Plan to the contrary, the following provisions shall, to the extent required under Code Section 409A, apply with respect to Awards deemed to involve the deferral of compensation under Code Section 409A:

(i)    Distributions: Distributions may be made with respect to Awards subject to Code Section 409A not earlier than upon the occurrence of one or more of the following events: (A) separation from service; (B) disability; (C) death; (D) a specified time or pursuant to a fixed schedule; (E) a change in the ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation; or (F) the occurrence of an unforeseeable emergency. Each of the preceding distribution events shall be defined and interpreted in accordance with Code Section 409A.
(ii)    Specified Employees: With respect to Participants who are “specified employees” (as defined in Code Section 409A), a distribution due to separation from service may not be made before the date that is six months after the date of separation from service (or, if earlier, the date of death of the Participant), except as may be otherwise permitted pursuant to Code Section 409A. To the extent that a Participant is subject to this section and a distribution is to be paid in installments, through an annuity, or in some other manner where payment will be periodic, the Participant shall be paid, during the seventh month following separation from service, the aggregate amount of payments he would have received but for the application of this section; all remaining payments shall be made in their ordinary course.
(iii)    No Acceleration: Unless permissible under Code Section 409A, acceleration of the time or schedule of any payment under the Plan is prohibited, except that, to the extent permitted by the Administrator and to the extent such exceptions do not violate Code Section 409A, the following accelerations may be permitted in an Award:
(A)    As necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B));
(B)    to pay the Federal Insurance Contributions Act tax imposed under Code Sections 3101 and 3121(v)(2) on amounts deferred under the Plan (the “FICA Amount”), including the income tax at source on wages imposed under Code Section 3401 on the FICA Amount, and to pay the additional income tax at source of wages attributable to additional Code Section 3401 wages and taxes;
(C)    To pay any portion of an Award that is required to be included in income as a result of a violation of Code Section 409A; and
(D)    To pay an Award not greater than $10,000, provided that (X) such payment occurs on or before the later of December 31 of the calendar year in which occurs the Participant’s termination of employment or the 15th day of the third month following the Participant’s termination of employment and (Y) all Awards granted the Participant are (or have previously been) terminated on or before the date of payment.
(iv)    Short-Term Deferrals: Except to the extent otherwise required or permitted under Code Section 409A (and unless an individual Award Agreement or other instrument provides otherwise), distributions pursuant to Awards otherwise subject to

Code Section 409A must be made no later than the later of (A) the date that is 2-1/2 months from the end of the Participant’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture; or (B) the date that is 2 -1/2 months from the end of the Corporation’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture.
(v)    Deferral Elections:
(A)    In the sole discretion of the Administrator, a Participant may be permitted to make an election as to the time or form of any distribution from an Award, provided that, except as specified in (B) and (C) below, such election is made and becomes irrevocable not later than the close of the taxable year preceding the taxable year in which the services for which the Award is granted are to be performed, or at such other time or times as may be permitted under Code Section 409A. Notwithstanding the foregoing, a Participant may cancel a deferral election upon (X) a hardship distribution pursuant to Code Section 401(k), or (Y) upon application for a distribution under section 17(b)(i)(F) (unforeseeable emergency).
(B)    In the case of the first year in which the Participant becomes eligible to participate in the Plan, the election described in (A) may be made with respect to services to be performed subsequent to the election within 30 days after the date the Participant becomes eligible to participate in the Plan.
(C)    In the case of any performance-based compensation (as that term is defined in Code Section 409A), where such compensation is based on services performed over a period of at least 12 months, the election described in (A) may be made no later than six months before the end of the period.
(D)    In the case of any Award subject to a substantial risk of forfeiture (as defined in Code Section 409A), the election described in (A) may be made within 30 days of the date the Participant first obtains a legally binding right to the Award, provided that the Award requires the Participant to perform at least 12 months of service after such election is made.
(vi)    Changes to Elections: To the extent that the Administrator, in its sole discretion, permits a subsequent election to delay a payment or change the form of payment that has been specified under (A), (B) or (C) above, the following provisions shall apply:
(A)    Such election may not take effect until 12 months after the date on which the election is made;
(B)    Where the payment is to be made for reasons other than death, disability or unforeseeable emergency, as those terms are defined in Section 17(b)(i), above, the first payment with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been made; and

(C)    Any election related to a payment based upon a specified term or pursuant to a fixed schedule, as such terms are defined in Section 17(b)(i), above, may not be made less than 12 months prior to the date of the first scheduled payment hereunder.
Notwithstanding anything else in this Section 17(b)(vi) to the contrary and consistent with Code Section 409A, the Administrator may elect, or may allow the Participant to elect, on or before December 31, 2006, the time or form of payment of amounts subject to Code Section 409A, provided that any such election occurring in 2006 shall apply only to amounts that are not otherwise payable in 2006 and does not cause an amount to be paid in 2006 that would not otherwise be payable in that year.
(vii)    Delay of Time of Payment: Notwithstanding section 17(b)(i), above, the payment of any Award shall be delayed for the following reasons:
(A)    Where the Corporation reasonably anticipates that any deduction provided to it by payment of the Award to the Participant will be limited or eliminated by Code Section 162(m); in such a case, payment will be made as of the earlier of when the Administrator reasonably anticipates that the Corporation’s deduction under Code Section 162(m) will not be so limited or the calendar year in which the Participant separates from service;
(B)    Where the Corporation reasonably anticipates the payment of the Award will violate a term of a loan arrangement or any other similar contractual provision and the violation will cause material harm to the Corporation; in such a case, payment will be made at the earliest date at which the Administrator reasonably anticipates that payment will not cause such a violation; and
(C)    Where the Corporation reasonably anticipates that payment of the Award will violate federal securities laws or other applicable laws; in such a case, payment will be made at the earliest date when the Administrator reasonably anticipates that payment will not cause such a violation.
(viii)    Termination of Awards Subject to Code Section 409A: As permitted by the Administrator in its sole discretion, and in accordance with Code Section 409A, the Corporation may terminate an Award that is subject to Code Section 409A and distribute benefits to Participants.
18.    GENERAL PROVISIONS
(a)    Stockholder Rights: Except as otherwise determined by the Administrator (and subject to the provisions of Section 9(d) regarding Restricted Awards), a Participant and his legal representative, legatees or distributees shall not be deemed to be the holder of any shares subject to an Award and shall not have any rights of a stockholder unless and until certificates for such shares have been issued and delivered to him or them under the Plan. A certificate or certificates for shares of Common Stock acquired upon exercise of an Option or SAR shall be promptly issued in the name of the Participant (or his beneficiary) and distributed to the Participant (or his beneficiary) as soon as practicable following receipt of notice of exercise and, with respect to Options, payment of the Option Price (except as may otherwise be determined by the Corporation in the event of payment of the Option Price pursuant to Section 7(d)(ii)(C)). Except as otherwise provided in Section 9(d) regarding Restricted Awards, a certificate for any shares of Common Stock issuable pursuant to a Restricted Award, Performance Award or Phantom Stock Award shall be promptly issued in the name of the Participant (or his beneficiary) and distributed to the Participant (or his beneficiary) after the Award (or portion thereof) has vested or been earned. In no event will the issuance of certificates pursuant to the exercise of Options, settlement of SARs in shares of Common Stock, vesting of Restricted Awards or vesting of other Awards otherwise exempt from Code Section 409A be delayed in a manner that would cause the Award to be construed to involve the deferral of compensation under Code Section 409A unless such deferral is in compliance with Code Section 409A.
(b)    Withholding: The Corporation shall withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law from any amount payable in cash with respect to an Award. Prior to the delivery or transfer of any certificate for shares or any other benefit conferred under the Plan, the Corporation shall require any recipient of an Award to pay to the Corporation in cash the amount of any tax or other amount required by any governmental authority to be withheld and paid over by the Corporation to such authority for the account of such recipient. Notwithstanding the foregoing, the Administrator may establish procedures to permit a recipient to satisfy such obligation in whole or in part, and any local, state, federal, foreign or other income tax obligations relating to such an Award, by electing (the “election”) to have the Corporation withhold shares of Common Stock from the shares to which the recipient is entitled. The number of shares to be withheld shall have a Fair Market Value as of the date that the amount of tax to be withheld is determined as nearly equal as possible to (but not exceeding) the amount of such obligations being satisfied. Each election must be made in writing to the Administrator in accordance with election procedures established by the Administrator.
(c)    Section 16(b) Compliance: To the extent that any Participants in the Plan are subject to Section 16(b) of the Exchange Act, it is the general intention of the Corporation that transactions under the Plan shall comply with Rule 16b-3 under the Exchange Act and that the Plan shall be construed in favor of such Plan transactions meeting the requirements of Rule 16b-3 or any successor rules thereto. Notwithstanding anything in the Plan to the contrary, the Administrator, in its sole and absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants.
(d)    Code Section 162(m) Performance-Based Compensation: To the extent to which Section 162(m) of the Code is applicable, the Corporation intends that compensation paid under the Plan to Covered Employees will, to the extent practicable, constitute “qualified performance-based compensation” within the meaning of Section 162(m), unless otherwise determined by the Administrator. Accordingly, Awards granted to Covered Employees which are intended to qualify for the performance-based exception under Code Section 162(m) shall be deemed to include any such additional terms, conditions, limitations and provisions as are necessary to comply with the performance-based compensation exemption of Section 162(m), unless the Administrator, in its discretion, determines otherwise.
(e)    Unfunded Plan; No Effect on Other Plans:
(i)    The Plan shall be unfunded, and the Corporation shall not be required to create a trust or segregate any assets that may at any time be represented by Awards under the Plan. The Plan shall not establish any fiduciary relationship between the Corporation and any Participant or other person. Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Corporation or any Affiliate, including, without limitation, any specific funds, assets or other property which the Corporation or any Affiliate, in their discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Common Stock or other amounts, if any, payable under the Plan, unsecured by any assets of the Corporation or any Affiliate. Nothing contained in the Plan shall constitute a guarantee that the assets of such entities shall be sufficient to pay any benefits to any person.
(ii)    The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute compensation with respect to which any other employee benefits of such Participant are determined, including, without limitation, benefits under any bonus, pension, profit sharing, life insurance or salary continuation plan, except as otherwise specifically provided by the terms of such plan or as may be determined by the Administrator.
(iii)    The adoption of the Plan shall not affect any other stock incentive or other compensation plans in effect for the Corporation or any Affiliate, nor shall the Plan preclude the Corporation from establishing any other forms of stock incentive or other compensation for employees or service providers of the Corporation or any Affiliate.
(f)    Applicable Law: The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions of any state, and in accordance with applicable federal laws of the United States.
(g)    Beneficiary Designation: The Administrator may permit a Participant to designate in writing a person or persons as beneficiary, which beneficiary shall be entitled to receive settlement of Awards (if any) to which the Participant is otherwise entitled in the event of death. In the absence of such designation by a Participant, and in the event of the Participant’s death, the estate of the Participant shall be treated as beneficiary for purposes of the Plan, unless the Administrator determines otherwise. The Administrator shall have sole discretion to approve and interpret the form or forms of such beneficiary designation. A beneficiary, legal guardian, legal representative or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent that the Plan and/or Award Agreement provide otherwise, and to any additional restrictions deemed necessary or appropriate by the Administrator.

(h)    Gender and Number: Except where otherwise indicated by the context, words in any gender shall include any other gender, words in the singular shall include the plural and words in the plural shall include the singular.
(i)    Severability: If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
(j)    Rules of Construction: Headings are given to the sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.
(k)    Successors and Assigns: The Plan shall be binding upon the Corporation, its successors and assigns, and Participants, their executors, administrators and permitted transferees and beneficiaries.
(l)    Right of Offset: Notwithstanding any other provision of the Plan or an Award Agreement, the Corporation may reduce the amount of any payment or benefit otherwise payable to or on behalf of a Participant by the amount of any obligation of the Participant to the Corporation that is or becomes due and payable.
(m)    Effect of Changes in Status: Unless otherwise provided in an Award Agreement, determined by the Administrator or required by Code Section 409A, an Award shall not be affected by any change in the terms, conditions or status of the Participant’s employment or service, provided that the Participant continues to be in the employ of, or in service to, the Corporation or an Affiliate. Without limiting the foregoing, the Administrator has sole discretion to determine, subject to Code Section 409A, at the time of grant of an Award or at any time thereafter, the effect, if any, on Awards granted to a Participant if the Participant’s status as an Employee, Director or Independent Contractor changes, including but not limited to a change from full-time to part-time, or vice versa, or if other similar changes in the nature or scope of the Participant’s employment or service occur.
(n)    Fractional Shares: Except as otherwise provided by the Plan or the Administrator, (i) the total number of shares issuable pursuant to the exercise, vesting or earning of an Award shall be rounded under general rounding principles to the nearest whole share (except where rounding down is required in order to preserve intended tax treatment or otherwise required by applicable law, rule or regulation), (ii) no fractional shares shall be issued, and (iii) no consideration shall be paid for any such fractional shares.

AMENDMENT TO THE
CATALYST HEALTH SOLUTIONS, INC. 2006 STOCK INCENTIVE PLAN, AS
AMENDED
WHEREAS, Catalyst Health Solutions, Inc. (“Catalyst”) previously adopted and maintained the Catalyst Health Solutions, Inc. 2006 Stock Incentive Plan, as amended (the “Plan”);
WHEREAS, on July 2, 2012, Catamaran I Corp., a wholly-owned subsidiary of SXC Health Solutions Corp. (the “Company”) was merged with and into Catalyst (the “Merger”), with Catalyst surviving as a wholly-owned subsidiary of the Company;
WHEREAS, in connection with the Merger, the Company has assumed outstanding options granted under the Plan and has assumed the Plan for purposes of granting awards to certain employees of Catalyst who continue their employment with Catalyst or the Company subsequent to the Merger; and
WHEREAS, in connection with the Company’s assumption of the Plan and outstanding options granted under the Plan, the Company desires to amend the Plan to conform the Plan to the Company’s administrative practices with respect to the administration of equity plans.
NOW THEREFORE, pursuant to the power of amendment contained in Section 14 of the Plan, the Plan is hereby amended, effective as of July 2, 2012, by inserting a new section of the Plan, titled “Assumption of Plan by SXC Health Solutions Corp.” as Section 19 of the Plan as follows:

19.	ASSUMPTION OF PLAN BY SXC HEALTH SOLUTIONS CORP.
(a) Acquisition of Catalyst by SXC Health Solutions Corp. On July 2, 2012, Catamaran I Corp., a wholly-owned subsidiary of SXC Health Solutions Corp. (the “SXC”) was merged with and into the Corporation (the “Merger”), with the Corporation surviving as a wholly-owned subsidiary of SXC. In connection with the Merger, SXC assumed outstanding options granted under the Plan and assumed the Plan for purposes of granting awards to certain employees of the Corporation who continue their employment with the Corporation or SXC subsequent to the Merger.
(b) Conformance to SXC’s Administrative Practices. Notwithstanding anything in this Plan to the contrary, effective as of July 2, 2012, the following provisions shall apply: (i) all references in this Plan to “Catalyst Health Solutions, Inc.” or the “Corporation” shall be understood to mean SXC Health Solutions Corp. or any successor thereto; (ii) the Compensation Committee of SXC’s Board of Directors shall succeed to the authority of the Board and Compensation Committee of Catalyst Health Solutions, Inc. with respect to the administration of the Plan; (iii) all references in the Plan to a number of shares of Common Stock shall be deemed to refer to a number of shares of common stock, no par value, of SXC (“SXC Common Stock”) determined by multiplying the number of referenced shares of Common Stock by the Exchange Ratio, as determined under the Agreement and Plan of Merger among SXC, SXC Health Solutions, Inc., Catamaran I Corp., Catamaran II LLC and Catalyst Health Solutions, Inc., dated as of April 17, 2012, and rounding the resulting number down to the nearest whole number of shares of SXC Common Stock; (iv) all administrative authority with respect to the Plan shall be delegated in a manner consistent with the delegation provisions of the SXC Health Solutions Corp. Second Amended and Restated Long-Term Incentive Plan (the “SXC LTIP”); (v) all awards granted under this Plan shall be administered in accordance with the administrative policies and procedures in effect from time to time under the SXC LTIP; provided that awards outstanding under this Plan as of July 2, 2012 shall be deemed amended only to the extent that the amendment does not cause the terms and conditions of such awards to be less favorable to the holders of such awards than the terms and conditions of such awards as in effect immediately prior to July 2, 2012, (vi) tax withholding with respect to all awards granted under this Plan shall be implemented in a similar manner as is provided for under the tax withholding provisions of the SXC LTIP and the restricted stock unit award agreements thereunder, and (vii) all notices to be made to SXC pursuant to this Plan shall be sent to Director of Accounting Operations or such other person as designated by the Committee.
IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized agent on this 2nd day of July, 2012.

SXC HEALTH SOLUTIONS CORP.
By: /s/ Jeffrey Park

SECOND AMENDMENT TO THE
CATALYST HEALTH SOLUTIONS, INC.
2006 STOCK INCENTIVE PLAN, AS AMENDED
WHEREAS, Catamaran Corporation (the “Corporation”) maintains the Catalyst Health Solutions, Inc. 2006 Stock Incentive Plan, as amended (the “Plan”);
WHEREAS, the Corporation entered into an Arrangement Agreement, dated as of March 29, 2015, with UnitedHealth Group Incorporated, a corporation incorporated under the laws of the State of Delaware, USA (the “Parent”), and 1031387 B.C. Unlimited Liability Company, an unlimited liability company incorporated under the laws of the Province of British Columbia, Canada and a wholly-owned subsidiary of Parent (such agreement, the “Arrangement Agreement”), pursuant to which the Corporation shall be acquired by the Parent (such transaction, the “Arrangement”);
WHEREAS, upon the consummation of the Arrangement, the Parent shall assume outstanding options and restricted stock units granted on or after January 1, 2014 under the Plan and shall assume the Plan for purposes of granting awards to eligible award recipients of the Corporation who continue their employment with the Corporation or the Parent subsequent to the consummation of the Arrangement; and
WHEREAS, in connection with the Parent’s assumption of the Plan and outstanding options and restricted stock units granted on or after January 1, 2014 under the Plan, the Corporation desires to amend the Plan to conform the Plan to the Parent’s administrative practices with respect to the administration of equity plans.
NOW THEREFORE, pursuant to the power of amendment contained in Section 14 of the Plan, the Plan is hereby amended, effective as of the Effective Time (as defined in the Arrangement Agreement), by inserting a new section of the Plan, entitled “Assumption of Plan by UnitedHealth Group Incorporated,” as Section 20 of the Plan as follows:
20.    ASSUMPTION OF PLAN BY UNITEDHEALTH GROUP INCORPORATED
(a) Acquisition of Catamaran Corporation by UnitedHealth Group Incorporated. On July 23, 2015, Catamaran Corporation (“Catamaran”), was acquired by UnitedHealth Group Incorporated (“UnitedHealth”) (such acquisition, the “Arrangement”) pursuant to the terms of the Arrangement Agreement, dated as of March 29, 2015, among Catamaran, UnitedHealth, and 1031387 B.C. Unlimited Liability Company, a wholly-owned subsidiary of UnitedHealth (the “Arrangement Agreement”). Upon consummation of the Arrangement, UnitedHealth assumed outstanding Options and Restricted Stock Units granted on or after January 1, 2014 under the Plan and assumed the Plan for purposes of granting Awards to eligible award recipients who continue their employment with Catamaran or UnitedHealth subsequent to the consummation of the Arrangement.
(b) Conformance to UnitedHealth’s Administrative Practices. Notwithstanding anything in this Plan to the contrary, effective as of the Effective Time (as defined in the Arrangement Agreement), the following provisions shall apply: (i) all references in the Plan to “SXC Health Solutions Corp.” or the “Corporation,” taking into account Section 19(b) of the Plan, shall be understood to mean UnitedHealth Group Incorporated or any successor thereto; (ii) UnitedHealth’s Board of Directors and the Compensation Committee of UnitedHealth’s Board of Directors shall succeed to the authority of the Board and the Committee, respectively, with respect to the administration of the Plan; (iii) all references in the Plan to a number of shares of Common Stock shall be deemed to refer to a number of shares of common stock, $0.01 par value, of UnitedHealth (“UnitedHealth Common Stock”) determined by multiplying the number of referenced shares of Common Stock by the “Equity Award Conversion Ratio,” as determined under the Arrangement Agreement, and rounding the resulting number down to the nearest whole number of shares of UnitedHealth Common Stock; (iv) all administrative authority with respect to the Plan shall be delegated in a manner consistent with the delegation provisions of the UnitedHealth Group Incorporated 2011 Stock Incentive Plan (as amended and restated in 2015) (the “UnitedHealth SIP”); (v) all awards granted under the Plan shall be administered in accordance with the administrative policies and procedures in effect from time to time under the UnitedHealth SIP; provided that awards outstanding under the Plan as of the Closing Date (as defined in the Arrangement Agreement) shall be deemed amended only to the extent that the amendment does not cause the terms and conditions of such awards to be less favorable to the holders of such awards than the terms and conditions of such awards as in effect immediately prior to the Closing Date; (vi) tax withholding with respect to all awards granted under the Plan shall be implemented in a similar manner as is provided for under the tax withholding provisions of the UnitedHealth SIP and the award agreements thereunder; and (vii) all notices to be made to UnitedHealth pursuant to the Plan shall be sent to Fidelity or such other person as designated by the Committee.
IN WITNESS WHEREOF, the Corporation has caused this instrument to be executed by its duly authorized agent on July 23, 2015.

CATAMARAN CORPORATION

/s/ Mark A. Thierer______________
By: Mark A. Thierer
President and Chief Executive Officer